Exhibit 10.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

MEDIASENTRY, INC.

SAFENET, INC.,

ARTISTDIRECT INC.,

AND

MEDIADEFENDER, INC.

Dated as of March 30, 2009

TABLE OF CONTENTS

ARTICLE I	PURCHASE AND SALE OF ASSETS	1
1.1	Purchase and Sale of Assets	1
1.2	Excluded Assets	2
1.3	Assumption of Liabilities	3
1.4	Excluded Liabilities	3
1.5	Closing	5
1.6	Closing Deliveries	5
1.7	Consent of Third Parties	6
1.8	Further Assurances	7
1.9	Transfer Taxes	7
ARTICLE II	PURCHASE PRICE	8
2.1	Purchase Price	8
2.2	Offset	8
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	8
3.1	Organization; Good Standing and Qualification	8
3.2	Ownership of MediaSentry	8
3.3	Authorization; Binding Obligation	8
3.4	Consents and Approvals	9
3.5	No Violation	9
3.6	Approvals and Orders	9
3.7	Title to and Condition of Properties; Sufficiency of Assets	10
3.8	Financial Statements	10
3.9	Absence of Undisclosed Liabilities	10
3.10	Absence of Certain Events	11
3.11	Tax Matters	11
3.12	Intellectual Property; Privacy	11
3.13	Contracts	14
3.14	Absence of Restrictions on Business Activities	14
3.15	Legal Proceedings	14
3.16	Accounts Receivable	15
3.17	Intentionally omitted	15
3.18	Compliance with Laws	15
3.19	Employee Matters	15
3.20	Brokers	16
3.21	Transactions with Affiliates	16
3.22	Certain Business Practices	16
3.23	Customers and Vendors	16
3.24	Disclosure	17
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE BUYER	17
4.1	Organization and Good Standing	17
4.2	Authorization; Enforceability; No Conflict	17
4.3	Consents	17
4.4	Litigation	18
4.5	No Brokers	18
4.6	Solvency	18
ARTICLE V	ADDITIONAL AGREEMENTS	18

i

5.1	Public Announcements	18
5.2	Litigation Cooperation	18
5.3	Use of Names	18
5.4	Accounts Receivable/Collections	18
5.5	Employment Matters	19
5.6	Non-Solicitation	19
ARTICLE VI	SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION	20
6.1	Survival of Representations, Warranties and Covenants	20
6.2	Indemnification of the Sellers	20
6.3	Indemnification of the Buyer and ADI	20
6.4	Limitations on Indemnification	21
6.5	Indemnification Process	21
6.6	Fraud and Related Claims; Characterization of Payments	22
6.7	Additional Indemnification Provisions	23
6.8	Exclusive Remedy	23
ARTICLE VII	CERTAIN DEFINITIONS; INTERPRETATION	24
7.1	Certain Definitions	24
7.2	Interpretation	28
ARTICLE VIII	MISCELLANEOUS	29
8.1	Modification or Amendment	29
8.2	Governing Law; Waiver of Jury Trial	29
8.3	Consent to Jurisdiction	29
8.4	Notices	29
8.5	Entire Agreement	30
8.6	No Third Party Beneficiaries	31
8.7	Severability	31
8.8	Assignment	31
8.9	Legal Counsel	31
8.10	Expenses	31
8.11	Specific Performance	32
8.12	Counterparts	32
8.13	Joint and Several	32

ii

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A                                               Form of Note

Exhibit B                                                 Form of Bill of Sale, Assignment and Assumption Agreement

Exhibit C                                                 Form of Patent and Trademark Assignment

Exhibit D                                                Form of Sellers Non-Competition, Non-Solicitation and Confidentiality Agreement

Exhibit E                                                  Form of Transition Services Agreement

Exhibit F                                                  Form of Employee Non-Competition, Non-Solicitation and Confidentiality Agreement

Exhibit G                                                 Form of Escrow Agreement

SCHEDULES

Schedule 1.1(a)                                                               Assigned Contracts

Schedule 1.1(b)                                                              Approvals and Orders

Schedule 1.1(c)                                                               Credits, Refunds, Prepaid Expenses Etc.

Schedule 1.1(h)                                                              Telephone and Facsimile Numbers

Schedule 1.1(j)                                                                  Tangible Personal Property

Schedule 1.2(g)                                                              Certain Excluded Assets

Disclosure Schedule

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 30, 2009, is made by and among MEDIASENTRY, INC., a Georgia corporation (“MediaSentry”), and SAFENET, INC., a Delaware corporation (“SafeNet” and together with MediaSentry, the “Sellers”), on the one hand; and ARTISTDIRECT INC., a Delaware corporation (“ADI”), and MEDIADEFENDER, INC., a Delaware corporation and a wholly-owned subsidiary of ADI (the “Buyer” and together with ADI, the “Buyer Parties”), on the other hand.

WHEREAS, SafeNet, operating using the name MediaSentry, is engaged in providing hosted application services for digital media measurement (the “Business”);

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, all of the assets described in this Agreement owned, used or held for use primarily in connection with the operation of the Businesses.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the representations, warranties, covenants, agreements, conditions and promises contained herein, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1                                 Purchase and Sale of Assets.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Sellers shall sell, transfer, assign and deliver to the Buyer, and relinquish to the Buyer (together with its successors and assigns) in perpetuity, free and clear of all Liens, all right, title and interest in and to all of the Acquired Assets.  As used in this Agreement, the term “Acquired Assets” means all of the assets, properties, rights, interests and goodwill of Sellers of every kind and nature whatsoever, whether real, personal or mixed, tangible or intangible, wherever located, owned, used or held for use by Sellers primarily in connection with the operation of the Business, including the following, but excluding the Excluded Assets:

(a)           all right, title and interest in, to and under the Contracts listed on Schedule 1.1(a) attached hereto (the “Assigned Contracts”);

(b)           all rights, to the extent transferable, under all Approvals and Orders of Governmental Authorities required for the operation of the Business, including those listed on Schedule 1.1(b) attached hereto;

(c)           all rights with respect to all credits, refunds, prepaid expenses, advance payments, security deposits and other prepaid items arising from the operation of the Business, including those listed on Schedule 1.1(c) attached hereto;

(d)           all accounts receivable or notes receivable of, and other rights to payment payable or otherwise owed to, the Sellers arising from the operation of the Business;

(e)           all Intellectual Property of the Business (“Business Intellectual Property”), and all goodwill associated therewith, licenses and sublicenses granted in respect thereto and rights thereunder, together with all claims against third parties for profits and all costs, losses, claims, liabilities, fines, penalties, damages and expenses (including interest which may be imposed in connection therewith), court costs and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by reason of the past infringement, alleged infringement, unauthorized use or disclosure or alleged unauthorized use or disclosure of the Business Intellectual Property, together with the right to sue for, and collect the same, or to sue for injunctive relief, for the Buyer’s own use and benefit, and for the use and benefit of its successors, assigns or other legal representatives;

(f)            all books, records, information, files, manuals, databases and other materials maintained by or on behalf of the Sellers in any medium (including, where available, digital media) that exclusively relate to the Business, including all customer, user, subscriber, mailing and vendor lists and databases, advertising materials, research files and correspondence, market research studies and surveys, operating data and plans, production data, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), equipment repair, maintenance and service records, sales and promotional materials and records, purchasing and billing records, research and development files, data, intellectual property disclosures, media materials, accounting files and records, sales order files, personnel files for Transferred Employees (but only to the extent permitted under applicable law) and all lists of and all rights in and to the information contained therein (collectively, the “Books and Records”);

(g)           the domain name MediaSentry.com;

(h)           all telephone numbers and facsimile numbers exclusively used by the Business, including those listed on Schedule 1.1(h) attached hereto;

(i)            all claims, demands, causes of action, rights of recovery, rights of set-off, rights of recoupment, guaranties, warranties, indemnities and similar rights to the extent arising  from the operation of the Business and all rights to proceeds under insurance policies and indemnity agreements to the extent arising from the operation of the Business;

(j)            all tangible personal property set forth on Schedule 1.1(j) attached hereto; and

(k)           all goodwill and going concern value of the Business.

1.2                                 Excluded Assets.  Notwithstanding anything to the contrary in Section 1.1 above, the following assets and property of the Sellers are to be retained by the Sellers and shall not constitute Acquired Assets (collectively, the “Excluded Assets”):

(a)           all rights in and to the trademark “SafeNet” and the name “SafeNet;”

(b)           all cash, cash equivalents, short term investments and bank accounts;

(c)           all claims, demands, causes of action, rights of recovery, rights of set-off, rights of recoupment, guaranties, warranties, indemnities and similar rights and all rights to proceeds under insurance policies and indemnity agreements, to the extent the foregoing relate to the Excluded Assets and the Excluded Liabilities;

(d)           all Contracts to which either Seller is a party or by which either Seller or any of its assets or properties are bound, other than the Assigned Contracts;

(e)           all rights of the Sellers under this Agreement and the Transaction Documents;

(f)            all minute books and stock records of the Sellers;

(g)           all capital stock or other equity interest in any Subsidiary or Affiliate of either Seller or in any other Person, and all options, warrants or other rights to acquire such capital stock or other equity interest;

(h)           subject to the provisions of Section 1.1(i), all insurance policies of the Sellers;

(i)            all Employee Benefit Plans of the Sellers and all assets related thereto;

(j)            those assets specifically set forth in Schedule 1.2(j) attached hereto; and

(k)           all other assets, properties, rights and interests of Sellers of every kind and nature whatsoever, whether real, personal or mixed, tangible or intangible, that are not owned, used or held for use by the Sellers primarily in connection with the operation of the Business.

1.3                                 Assumption of Liabilities.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Buyer Parties shall assume from the Sellers only the following Liabilities (the “Assumed Liabilities”):

(a)           all Liabilities, obligations and commitments related to the ownership or use of the Acquired Assets and the operation of the Business from and after the Closing Date, including, without limitation, up to $1000 for interdiction services; and

(b)           all Liabilities of the Sellers for performance after the Closing under the Assigned Contracts, provided, that, the Buyer shall not assume, and does not hereby agree to pay, discharge or perform, any Losses to the extent arising from any breach or default of either Seller of any Assigned Contract prior to the Closing Date regardless of whether the Sellers disclose such breach or default pursuant to this Agreement.

1.4                                 Excluded Liabilities.  Except as expressly assumed pursuant to Section 1.3, the Buyer is not assuming and shall not have any liability or obligation for any Liabilities of either Seller or any of its predecessors or Affiliates (the “Excluded Liabilities”).  Without limiting the generality of the foregoing, the Buyer shall not be deemed to assume any of the following Liabilities, all of which shall constitute Excluded Liabilities:

(a)           Liabilities arising under any written or oral Contract to which either Seller is a party or by which either Seller or its assets or properties are otherwise subject or bound, other than Liabilities arising under the Assigned Contracts or otherwise constituting Assumed Liabilities;

(b)           Liabilities of a Seller or any of its predecessors or Affiliates in respect of any indebtedness for money borrowed, or Transaction Expenses of either Seller;

(c)           Liabilities of a Seller or any of its predecessors or Affiliates to any Affiliate or current or former stockholder or option holder of the Seller or any of its predecessors or Affiliates;

(d)           Liabilities of a Seller or any of its predecessors or Affiliates for or in respect of Taxes, except for Taxes arising from and after the Closing Date from the operation of the Business and except as provided in Section 1.9 and Section 8.10;

(e)           Liabilities of a Seller or any of its predecessors or Affiliates to any present or former director, officer, employee, consultant or independent contractor of such Seller or any of its predecessors or Affiliates, including Liabilities arising under any federal, state, local or foreign Laws, Approvals or Orders;

(f)            Liabilities of a Seller or any of its predecessors or Affiliates for any Actions against a Seller or any of its predecessors or Affiliates, except any Action in respect to any Assumed Liability;

(g)           Liabilities of a Seller or any of its predecessors or Affiliates arising out of or resulting from any violation of or non-compliance by a Seller or any of its predecessors or Affiliates with any federal, state, local or foreign Laws, Approvals or Orders, including any environmental laws;

(h)           Liabilities of a Seller or any of its predecessors or Affiliates arising from any obligation of a Seller or any of its predecessors or Affiliates to indemnify any Person (other than pursuant to an Assigned Contract to the extent assumed pursuant to Section 1.3(a) or pursuant to any other Assumed Liability);

(i)            Liabilities of a Seller arising under this Agreement or any of the Transaction Documents;

(j)            Liabilities arising under any Employee Benefit Plan of a Seller or any of its predecessors or Affiliates;

(k)           Liabilities resulting from any breach or default by Seller in respect to products sold or services performed by a Seller or any of its predecessors or Affiliates prior to Closing; and

(l)            Liabilities attributable in any manner to the Excluded Assets.

1.5                                 Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place simultaneously with the execution of this Agreement on the date of this Agreement (the “Closing Date”) by email or fax, or at such place as the parties may designate.  The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 11:59 p.m. Eastern Time on the Closing Date.

1.6                                 Closing Deliveries.  At the Closing, the parties shall execute and deliver, or cause to be executed and delivered, the following documents and take, or cause to be taken, the following actions:

(a)           the Sellers and the Buyer Parties shall execute and deliver to one another a bill of sale, assignment and assumption agreement in the form of Exhibit B attached hereto (the “Bill of Sale”) pursuant to which the Sellers will transfer and assign to the Buyer the Acquired Assets and the Buyer Parties will assume from the Sellers the Assumed Liabilities;

(b)           the Sellers shall execute and deliver to the Buyer one or more trademark and domain name assignments in substantially the form of Exhibit C attached hereto (the “Trademark Assignments”) pursuant to which the Sellers will transfer and assign to the Buyer the trademarks and domain names being acquired by the Buyer pursuant to this Agreement;

(c)           the Sellers shall execute and deliver to the Buyer a non-competition, non-solicitation and confidentiality agreement in the form of Exhibit D attached hereto (the “Sellers Non-Competition Agreement”);

(d)           the Sellers and the Buyer Parties shall execute and deliver to one another a transition services agreement in the form of Exhibit E attached hereto (the “Transition Services Agreement”);

(e)           each Transferred Employee shall execute and deliver to the Buyer a non-competition, non-solicitation and confidentiality agreement in substantially the form of Exhibit F attached hereto (each, an “Employee Non-Competition Agreement”);

(f)            each Transferred Employee shall execute and deliver to the Buyer an employment offer letter in a form acceptable to the Buyer and such Transferred Employee;

(g)           each Seller will deliver to the Buyer a certificate of an officer of such Seller, dated as of the Closing Date, certifying as to and attaching (if applicable): (i) true and correct copies of the corporate charter of such Seller as in effect on the Closing Date; (ii) the incumbency of the officers executing this Agreement and the Transaction Documents to which such Seller is a party on behalf of such Seller; (iii) and true and correct copies of resolutions of the Board of Directors of such Seller authorizing and approving the execution, delivery and performance of this Agreement and the Transactions Documents to which such Seller is a party, as applicable, and the transactions contemplated hereby and thereby, and the acts of the officers of such Seller in carrying out the terms and provisions hereof; and each Seller shall deliver to the Buyer certificates of corporate good standing with respect to such Seller from the Secretary of the State of the state of incorporation or organization of such Seller and any jurisdiction where such Seller is qualified to do business in connection with the operation of the Business, and each Seller shall deliver to the Buyer which certificates shall be dated within a reasonable period prior to the Closing Date as determined by the Buyer;

(h)           each Buyer Party will deliver to the Seller a certificate of an officer of such Buyer Party, dated as of the Closing Date, certifying as to and attaching (if applicable): (i) true and correct copies of the corporate charter of such Buyer Party as in effect on the Closing Date; (ii) the incumbency of the officers executing this Agreement and the Transaction Documents to which such Buyer Party is a party on behalf of such Buyer Party; (iii) and true and correct copies of resolutions of the Board of Directors of such Buyer Party authorizing and approving the execution, delivery and performance of this Agreement and the Transactions Documents to which such Buyer Party is a party, as applicable, and the transactions contemplated hereby and thereby, and the acts of the officers of such Buyer Party in carrying out the terms and provisions hereof; and each Buyer Party shall deliver to the Sellers certificates of corporate good standing with respect to such Buyer Party from the Secretary of the State of the state of incorporation or organization of such Buyer Party and any jurisdiction where such Buyer Party is qualified to do business, and each Buyer Party shall deliver to the Seller, which certificates shall be dated within a reasonable period prior to the Closing Date as determined by the Seller;

(i)            each party will deliver other consents and approvals contemplated by this Agreement, or that, in the reasonable discretion of such party, are reasonably necessary for the consummation of the transactions contemplated hereby, in form and substance satisfactory to the parties;

(j)            all Liens on any of the Acquired Assets shall have been fully released and discharged pursuant to such documents in form and substance reasonably satisfactory to the Buyer, and the Sellers shall have made all necessary filings and taken all other action necessary to effect such releases and discharges including, without limitation, filing all necessary UCC termination statements in all applicable jurisdictions;

(k)           each party will execute and deliver all such other bills of sale, assignments, endorsements, intellectual property right assignments, trade name assignments, domain name assignments, certificates of title, consents and other necessary instruments and documents of conveyance and transfer in a form reasonably satisfactory to the parties; and

(l)            the Buyer shall make or cause to be made the payment required by Section 2.1 and ADI shall deliver the Note (as defined in such Section).

1.7                                 Consent of Third Parties.

(a)           Notwithstanding anything in this Agreement or in any Transaction Document to the contrary, neither this Agreement nor any such Transaction Document shall constitute an agreement to assign or otherwise transfer, or require the Buyer to assume any obligations under, any Assigned Contract if an attempted assignment or transfer thereof would, without the consent of a third party to such assignment or transfer, constitute a breach thereof, would be ineffective, would affect adversely the rights of the Buyer thereunder or would violate any applicable Law.

If any such consent has not been obtained as of the Closing Date and the Buyer nevertheless determines to proceed with the Closing, the Sellers shall use their reasonable best efforts to obtain such consent following the Closing, and the Buyer will provide reasonable cooperation to the Sellers in seeking to obtain any such consent.

(b)           If any Assigned Contract is not transferred to the Buyer for lack of consent as described above at the Closing pursuant to this Agreement (a “Post-Closing Assigned Contract”), the Sellers shall cooperate with the Buyer in any reasonable arrangement designed to provide for the Buyer all of the benefits of, and to have the Buyer assume the burdens, liabilities, obligations and expenses with respect to, such Post-Closing Assigned Contract.  In such event, until such consent has been obtained, (i) the Buyer shall use commercially reasonable efforts to perform in the applicable Seller’s name, all of the applicable Seller’s obligations with respect to each Post-Closing Assigned Contract, and (ii) the Sellers shall take all actions reasonably requested by the Buyer to enforce for the benefit of the Buyer any and all rights of the Sellers with respect to any such Post-Closing Assigned Contract.

(c)           The Sellers hereby authorize the Buyer to perform all of their respective obligations after the Closing with respect to all Post-Closing Assigned Contracts and the Sellers hereby grant to the Buyer a power of attorney to act in the name of the Sellers with respect thereto.  Such power of attorney shall be coupled with an interest and shall be irrevocable.  The power of attorney granted to the Buyer pursuant to this Section will expire upon the actual assignment of the Post-Closing Assigned Contracts to the Buyer, at which time such Post-Closing Assigned Contracts will constitute an Assigned Contract and an Acquired Asset of the Buyer as described in Section 1.1(a). The Sellers agree to remit promptly to the Buyer all collections or payments received by either Seller in respect of all such Post-Closing Assigned Contracts pursuant to this Section, and shall hold all such collections or payments in trust for the benefit of, and promptly pay the same over to, the Buyer; provided, however, that nothing herein shall create or provide any rights or benefits in or to third parties.

(d)           Nothing in this Section 1.7 shall be deemed to modify in any respect any of the Sellers’ representations or warranties set forth herein or be deemed to constitute an agreement to exclude from the Acquired Assets any assets described under Section 1.1.

1.8           Further Assurances.  At any time and from time to time after the Closing, at the request of a party and without further consideration, the parties will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation, and will take such further action, as may be reasonably requested in order to more effectively transfer, convey and assign to the Buyer, and to confirm the Buyer’s title in and to, the Acquired Assets and the Buyer Parties’ assumption of the Assumed Liabilities, and each of the parties shall execute such other documents and take such further action as may be reasonably required or desirable to carry out the provisions of this Agreement and the transactions contemplated hereby.

1.9           Transfer Taxes.  All sales (including, without limitation, bulk sales), transfer and similar Taxes, if any, payable in connection with the transactions contemplated hereby shall be split by Buyer and the Sellers.

ARTICLE II

PURCHASE PRICE

2.1           Purchase Price.  The purchase price for the Acquired Assets (the “Purchase Price”) shall be $1,400,000, subject to adjustment as set forth below in this Section.  At the Closing, the Buyer shall pay or cause to be paid to the Sellers $600,000 by wire transfer of immediately available funds to a United States bank account designated by the Sellers to the Buyer in writing and deliver to the Sellers a one-year promissory note of the Buyer Parties with interest at the rate of 6% per annum (the “Note”) in the principal amount of $800,000.  The Note shall be in the form set forth on Exhibit A attached hereto.  The portion of the Purchase Price payable at Closing shall be reduced by the amount by which the Buyer and the Sellers agree that that the accounts receivable as of the Closing that are included in the Acquired Assets are less than $800,000.  The accounts receivable as of the Closing shall be computed net of accounts receivables from the Recording Industry Association of America and the Motion Picture Association of America that are more than 90 days old.

2.2           Offset.  Any payment to which the Sellers become entitled to pursuant to this Agreement shall be subject to offset only as provided in Section 6.5(c).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers, jointly and severally, hereby represent and warrant to the Buyer Parties that, except as disclosed in the disclosure schedule (the “Disclosure Schedule”) attached hereto and dated the date hereof:

3.1           Organization; Good Standing and Qualification.  Each Seller is duly incorporated or organized and validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, and is duly qualified or licensed as a foreign corporation to do business and is in corporate and tax good standing in each jurisdiction where the character of the Acquired Assets or the nature of the Business makes such qualification or licensing necessary, all of which are listed in Section 3.1 of the Disclosure Schedule.  Each Seller has all requisite corporate power and authority, and is in possession of all Approvals necessary, to own, lease and operate the Acquired Assets and to carry on the Business as it is now being conducted.

3.2           Ownership of MediaSentry.  All outstanding shares of capital stock of MediaSentry are owned solely by SafeNet.

3.3           Authorization; Binding Obligation.  Each Seller has all necessary corporate power and authority to execute and deliver this Agreement, each Transaction Document to which it is a party and each other instrument or document required to be executed and delivered by it pursuant to this Agreement or any such Transaction Document, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by each Seller of this Agreement and each Transaction Document to which it is a party, the performance of its respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of such Seller and no other proceedings on the part of such Seller are necessary to authorize this Agreement or any Transaction Document to which it is a party or to consummate the transactions so contemplated herein and therein.

This Agreement has been, and each of the Transaction Documents to which either Seller is a party, when executed and delivered by such Seller, will be, duly and validly executed and delivered by such Seller, and this Agreement constitutes, and each Transaction Document to which either Seller is a party, when executed and delivered by such Seller, will constitute, a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.4           Consents and Approvals.  The execution and delivery by each Seller of this Agreement, the Transaction Documents to which either Seller is a party or any other instrument or document required by this Agreement or any Transaction Document to be executed and delivered by either Seller do not, and the performance of this Agreement, the Transaction Documents to which either Seller is a party and any other instrument or document required by this Agreement or any Transaction Document to be executed and delivered by either Seller shall not, require either Seller to obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority.

3.5           No Violation.  The execution and delivery by each Seller of this Agreement, the Transaction Documents to which either Seller is a party or any other instrument or document required by this Agreement or any Transaction Document to be executed and delivered by either Seller do not, and the performance of this Agreement, the Transaction Documents to which either Seller is a party or any other instrument or document required by this Agreement or any Transaction Document to be executed and delivered by either Seller, will not, (a) conflict with or violate the Organizational Documents of either Seller, (b) conflict with or violate any Law or Order applicable to either Seller or by which either Seller or any of their respective properties are bound or affected, or (c) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair either Seller’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Acquired Assets pursuant to, any Contract to which either Seller is a party or is otherwise bound, or any Approval to which either Seller is a party or by which either Seller or it or any of its properties are bound or affected.

3.6           Approvals and Orders.  Section 3.6 of the Disclosure Schedule contains a true, correct and complete list of all Approvals and Orders that have been issued, granted or otherwise made available by any Governmental Authority to either Seller in connection with the operation of the Business (the “Acquired Business Licenses”).  Each Acquired Business License is valid and in full force and effect, no Acquired Business License is subject to any Lien, or except as provided therein or constituting a part thereof, any limitation, restriction, probation or other qualification and there is no material default under any Acquired Business License or, to the knowledge of the Sellers, any basis for the assertion of any material default thereunder.

There is no Action pending or, to the knowledge of the Sellers, threatened that could reasonably be expected to result in the termination, revocation, limitation, suspension, restriction or impairment of any Acquired Business License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Acquired Business License or, to the knowledge of the Sellers, any basis therefor. The Sellers have all Approvals of Governmental Authorities that are or were necessary in order to enable the Sellers to own and operate the Acquired Assets and to conduct the Acquired Businesses.  All Acquired Business Licenses are validly held by the Sellers, and each Seller has complied in all material respects with the terms and conditions of each Acquired Business License held by it.

3.7           Title to and Condition of Properties; Sufficiency of Assets.  Each Seller is the sole and exclusive legal and equitable owner of all right, title and interest in, and has good, clear, indefeasible and marketable title to, all of the Acquired Assets purported to be owned by such Seller and has the valid, enforceable and sufficient right to use all of the other Acquired Assets used or held by such Seller, free and clear of all Liens.  All tangible assets and properties included in the Acquired Assets have been maintained in accordance with normal industry practice and are in operating condition, subject to ordinary wear and tear and there has not been any material interruption of the operations of the Acquired Businesses due to the condition of any such assets or properties. The Acquired Assets comprise all material assets, properties and rights necessary for the operation of the Business in the manner in which the Business is currently operated, it being understood by the Buyer Parties, however, that certain assets and services used in the operation of the Business such as, but not limited to, accounting functions and services and internet access capability, have been provided by Sellers and are not part of the Acquired Assets (“Sellers’ Assets”).

3.8           Financial Statements.  Attached hereto as Section 3.8(a) of the Disclosure Schedule are the unaudited schedule of Acquired Assets and Assumed Liabilities as of December 31, 2008 and the related statements of income for the twelve-month periods ended December 31, 2008 (collectively, the “Financial Statements”). The Financial Statements are complete and correct in all material respects, and have been prepared in accordance with sound business and accounting practices, and fairly present in all material respects the results of operations and the financial position of the Business as at and for the twelve-month period ended December 31, 2008.  Also, included as part of Section 3.8 of the Disclosure Schedule, for Buyer’s information (but without representation by the Sellers) are statements of income for each quarterly period in 2008.

3.9           Absence of Undisclosed Liabilities.  Except as and to the amounts specifically accrued or disclosed in the Financial Statements or in the Disclosure Schedule, neither Seller has any Liabilities arising from the operation of the Business, except for Liabilities of the nature that are required by GAAP to be disclosed that were incurred in the ordinary course of business and consistent with past practice since December 31, 2008 and except for Liabilities as would not reasonably be expected to have an adverse effect on the condition (financial or otherwise), properties, assets, liabilities, operations, results of operations or prospects of the Business or either of the Sellers’ ability to perform its obligations as contemplated in this Agreement.

3.10         Absence of Certain Events.  Since January 1, 2009, the Sellers have conducted the Business only in the ordinary and usual course and in a manner consistent with past practices and there has not been any change, event, development, damage or circumstance affecting the Acquired Assets or the Business which, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect.

3.11         Tax Matters.  All Taxes arising from the operation of the Business have been timely paid or are fully accrued in the Financial Statements or in the financial records of the Sellers.   All Taxes that either Seller is or was required by Law to have withheld or collected in connection with the operation of the Business have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority.  Neither Seller has been informed by any jurisdiction that such jurisdiction believes that such Seller was required to file any Tax Return in connection with the ownership or operation of the Acquired Assets or the Business that was not filed.  Neither Seller has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and no withholding pursuant to Section 1445 of the Code will be required in connection with this Agreement or the transactions contemplated hereby. There are no Liens with respect to Taxes upon any of the Acquired Assets.

3.12         Intellectual Property; Privacy.

(a)           Section 3.12(a) of the Disclosure Schedule sets forth, with respect to all Business Intellectual Property, a complete and accurate list of all United States and foreign Patents, Trademarks (including Internet domain name registrations and registered and applied for Trademarks) and registered Copyrights, indicating for each, the applicable jurisdiction, registration number (or application number) and date issued (or date filed).  All registered and applied for Trademarks, Patents and Copyrights of each Seller are currently in compliance with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to Trademarks, and the payment of filing, examination and maintenance fees and proof of working or use with respect to Patents), are valid and enforceable, and are not subject to any maintenance fees or actions falling due within one hundred eighty (180) days after the Closing Date.  No Trademark included in the Business Intellectual Property (“Acquired Trademarks”) has been or is now involved in any cancellation proceeding and, to the knowledge of the Sellers, no such Action is threatened with respect to any of such Acquired Trademarks.  All Acquired Trademarks have been in continuous use by the Sellers since they were first used by the Sellers.  To the knowledge of the Sellers, there has been no prior use of such Acquired Trademarks by any Person which would confer upon such Person superior rights in such Trademarks; and the registered Acquired Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates or identified in their respective pending applications.  No Patent included in the Business Intellectual Property has been or is now involved in any litigation, interference, reissue, re-examination or opposing proceeding.  No Copyright registration or Copyrightable work included in the Business Intellectual Property has been or is now involved in any Action.  To the knowledge of the Sellers, there are no potentially conflicting Trademarks or potentially interfering Patents of any third party.

(b)           Section 3.12(b) of the Disclosure Schedule sets forth a complete and accurate list of all license agreements granting any right to use or practice any rights under any Business Intellectual Property (“Licensed Intellectual Property”), whether a Seller is the licensee or licensor thereunder, and any assignments, consents, forbearances to sue, judgments, orders, settlements, indemnification or similar obligations relating to any Licensed Intellectual Property to which a Seller is a party or otherwise bound (collectively, the “License Agreements”), indicating for each the title, the parties, date executed, whether or not it is exclusive and the Licensed Intellectual Property covered thereby.  The License Agreements are valid and binding obligations of the applicable Seller party thereto and, to the knowledge of the Sellers, of each other party thereto enforceable in accordance with their respective terms, and neither such Seller nor, to the knowledge of the Sellers, the other party or parties thereto is or are in default thereunder and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a default by the Sellers or, to the knowledge of the Sellers, the other party or parties thereto of any of the foregoing.  No consent of, or notice to, any Person is required under any License Agreement as a result of or in connection with, and the terms or enforceability of any License Agreement will not be affected in any manner by, the execution, delivery and performance of this Agreement or any Transaction Document, or the transactions contemplated hereby or thereby.

(c)           The Business Intellectual Property constitutes all of the Intellectual Property (other than the Intellectual Property that constitute Sellers’ Assets) used in the conduct of the Business as currently conducted.

(d)           No royalties, honoraria or other fees are payable to any third parties for the use of or right to use any Business Intellectual Property except pursuant to the License Agreements set forth in Section 3.12(d) of the Disclosure Schedule.  All inventions, discoveries, trade secrets, ideas and works, whether or not patented or patentable or otherwise protectable under Law, created, prepared, developed or conceived by employees or independent contractors of a Seller in connection with the operation of the Business and material to the operation of the Business are the sole property of such Seller and were either created, prepared, developed or conceived by (i) employees of such Seller within the scope of their employment or (ii) by independent contractors who have duly assigned their rights to such Seller pursuant to enforceable written agreements.

(e)           Each Seller owns all Business Intellectual Property purported to be owned by such Seller, and has a valid, enforceable, transferable and sufficient right to use for the purposes such Seller has previously used, the Business Intellectual Property licensed or otherwise used by such Seller, free and clear of all Liens.

(f)            The use of the Business Intellectual Property by Sellers as currently used in the Business does not infringe upon, violate, misappropriate or make unlawful use of any Intellectual Property or other rights of any other Person.  Neither Seller has received notice of any allegation that the use of any Business Intellectual Property or the conduct of the Business infringes upon, violates, misappropriates or makes unlawful use of any Intellectual Property or other rights of any other Person.  To the knowledge of the Sellers, no Person is misappropriating, infringing, violating or making unlawful use of any Business Intellectual Property.  There is no Action pending or, to the knowledge of the Sellers, threatened alleging that either Sellers’ activities or the conduct of the Business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property or other rights of any other Person.

Neither Seller has threatened to bring and neither Seller has brought any Action regarding the ownership, use, validity or enforceability of any Business Intellectual Property.

(g)           Section 3.12(g) of the Disclosure Schedule lists all Software which is owned, licensed or otherwise used in connection with the operation of the Business (“Acquired Business Software”) and indicates whether the software is subject to an escrow agreement and, if so, indicates where the Software is held in escrow.  Neither Seller has sold or licensed any Acquired Business Software to a third party.  To the knowledge of the Seller, none of the Acquired Business Software (i) is designed to intentionally disrupt, disable, harm or otherwise impede in any manner, including aesthetical disruptions or distortions, the operation of any computer system (e.g., viruses or worms), (ii) would disable any computer system or impair in any way its operation based on the elapsing of a period of time, the exceeding of an authorized number of copies or the advancement to a particular date or other numeral (e.g., time bombs, time locks, or drop dead devices) or (iii) would permit any Person to access any computer system (e.g., traps, access codes, or trap door devices).  The Sellers have delivered to the Buyer all documentation relating to use, maintenance and operation of the Acquired Business Software held by the Sellers.

(h)           The Sellers have taken all reasonable steps in accordance with normal industry practice to protect the Business Intellectual Property, including the Sellers’ rights in confidential information and Trade Secrets included in the Business Intellectual Property. True and complete copies of proprietary information, confidential and assignment agreements that Sellers have from persons employed in or contracted with, in connection with the conduct of the Business, have been delivered or made available to the Buyer (collectively, the “Proprietary Information Agreements”) and, to the knowledge of the Sellers, no such person is in breach or violation of any such agreement.  To the knowledge of the Sellers, except pursuant to enforceable confidentiality obligations in favor of the Sellers, there has been no disclosure of any the confidential information or Trade Secrets included in the Business Intellectual Property.  To the knowledge of the Sellers, no current or former employee, consultant, contractor or potential partner or investor of either Seller is in unauthorized possession of any of the Trade Secrets or Software included in the Business Intellectual Property.

(i)            Section 3.12(j) of the Disclosure Schedule describes all databases used by either Seller in connection with the operation of either Acquired Business (the “Databases”).  At the Closing, the Databases will have at least the same information and functionality as exists prior to the Closing.  No Person has any right, title or interest in or to any of the information contained in any of the Databases and neither Seller has sold, assigned, leased, transferred, permitted the use of or otherwise disclosed to any Person any information contained in any of the Databases, including any Personally Identifiable Information, except in compliance in all material respects with applicable law.  The Sellers have complied and are in compliance in material respects in with all applicable privacy Laws in connection with the operation of the Business and all information contained in the Databases has been collected, used and maintained in all material respects in accordance with all applicable privacy Laws.  The Sellers have the right to sell and assign all of its rights in and to the Databases and all information contained therein to the Buyer (and its successors and assigns), and any such sale and assignment will not violate any privacy policy applicable to any Personally Identifiable Information contained therein at the time it was collected.

(j)            The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Buyer’s ownership or rights in and to any of the Acquired Business Intellectual Property, require the Buyer to grant to any third party any right to any Acquired Business Intellectual Property or obligate the Buyer to pay any royalties or other amounts to any third party in excess of any amounts payable to such third parties prior to the Closing, nor will the consummation of the transactions contemplated hereby require the approval or consent of any Governmental Authority or other Person in respect of any Acquired Business Intellectual Property.

3.13         Contracts.  The Seller has delivered to the Buyer true and complete copies of all written Assigned Contracts (including all amendments thereto) and a written description of all oral Assigned Contracts.  The Assigned Contracts listed on Schedule 1.1(a) constitute all of the Contracts material to the operation of the Business as operated as of the Closing, except for the Contracts that are Excluded Assets.  Each Assigned Contract is in full force and effect and is the legal, valid and binding obligation of the applicable Seller party thereto and, to the knowledge of the Sellers, of each other party thereto enforceable in accordance with its terms, and neither the applicable Seller party thereto nor, to the knowledge of the Sellers, the other party or parties thereto is or are in default thereunder and there exists no event, condition or occurrence which (with or without due notice or lapse of time, or both) would constitute such a default by the applicable Seller party thereto or, to the knowledge of the Sellers, the other party or parties thereto of any of the foregoing.  No consent of, or notice to, any Person is required under any Assigned Contract as a result of or in connection with the execution, delivery and performance of this Agreement or any Transaction Document, or the transactions contemplated hereby or thereby.

3.14         Absence of Restrictions on Business Activities.  There is no Contract or Order binding upon either Seller or any of its assets or properties which has had or could reasonably be expected to have the effect of prohibiting or materially restricting the conduct of the Business as currently conducted.  Neither of the Sellers is subject to any non-competition or similar contractual restriction relating to the Business and are not contractually restricted from carrying on the Business anywhere in the world.

3.15         Legal Proceedings.

(a)           There is no Action arising from the operation of the Business pending or, to the knowledge of the Sellers, threatened by or against either Seller, and neither Seller has received any written or, to the knowledge of Sellers, oral claim, threat or notice of any such Action.

(b)           Section 3.15 of the Disclosure Schedule sets forth all Actions arising from the operation of the Business by or against either Seller or any of its Affiliates that have been concluded or settled during the past three (3) years.

3.16         Accounts Receivable.  All accounts receivable included in the Acquired Assets: (a) have arisen only from bona fide transactions in the ordinary course of business consistent with past practice; (b) represent valid and enforceable obligations;  and (c) are owned by the Sellers free of all Liens.  No discount or allowance from the face amount of any receivable as of the Closing Date has been made or agreed to and none represents billings prior to actual sale of goods or provision of services.  There is no obligor of any such account receivable that has refused in writing or threatened in writing to refuse to pay its obligations for any reason and, to the knowledge of the Sellers, no such obligor has been declared bankrupt by a court of competent jurisdiction or that is subject to any bankruptcy proceeding.  Attached hereto as Section 3.16 of the Disclosure Schedule is a complete and accurate accounts receivable aging report for the Business as of the Closing Date.

3.17         Intentionally omitted.

3.18         Compliance with Laws.  The Sellers are in compliance in all material respects with all Laws applicable to the operation of the Business.  Neither Seller has received any written or, to the knowledge of Sellers, oral notice to the effect that, or otherwise been advised in writing that, it is not in compliance with any such Laws.

3.19         Employee Matters.

(a)           Section 3.19(a) of the Disclosure Schedule identifies (a) all employees that have provided services on a substantially full time basis to the Business as of the Closing and sets forth each such employee’s: (i) rate of pay or annual compensation, (ii) bonus payments, (iii) job title, (iv) state of employment, (v) date of hire, (vi) annual vacation and sick time allowance and (vii) accrued vacation and sick time as of the Closing Date and (b) all consultants and independent contractors that have provided material services to the Business as of the Closing or at any time during the six-month period prior to the Closing and sets forth each consultant’s and independent contractor’s: (i) rate of pay, (ii) scope of services provided, (iii) state of engagement and (iv) date of engagement and, if applicable, termination of engagement.  Neither Seller is delinquent in payments to any such employees or consultants for any wages, salaries, commissions, bonuses or other compensation for any services performed by them through the date hereof or amounts required to be reimbursed to them.

(b)           Neither Seller nor, to the knowledge of the Sellers, any current or former employee or consultant that provided services to the Business is in violation of any term of any employment, consulting, independent contractor, non-disclosure, non-competition, inventions assignment or any other Contract (or any other legal obligation such as a trade secrets statute or common law duty of loyalty) relating to the relationship of such employee or consultant with either Seller or has been notified in writing or, to the knowledge of Sellers, orally that any such employee or consultant may be in violation of any such Contract or other legal obligation, in each case to the extent such violation would have a Material Adverse Effect.

(c)           Section 3.19(c) of the Disclosure Schedule sets forth all Employee Benefit Plans under which current employees or consultants of either Seller that primarily work in the Business (or their beneficiaries) are eligible to participate or derive a benefit.  Each Employee Benefit Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, is so qualified and has received a favorable determination letter, opinion or advisory from the IRS.

Each Employee Benefit Plan has been operated in all material respects in accordance with applicable Law.  None of the Acquired Assets are subject to any lien in favor of, or enforceable by, the Pension Benefit Guaranty Corporation.

3.20         Brokers.  Except as set forth on Section 3.20 of the Disclosure Schedule, neither of the Sellers nor any of their respective officers, directors or employees has employed any broker, finder, investment banker or other agent or incurred or will incur Liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated hereby.

3.21         Transactions with Affiliates.  To the knowledge of the Sellers, no current director, officer or employee of either Seller or any member of any such Person’s family is now a party to any transaction with either Seller primarily in respect to the Business (including any Contract providing for the employment of, furnishing of goods or services by, rental of real or personal property from, borrowing money from or lending money to, or otherwise requiring payments to, any such Person, but excluding payments for normal salary and bonuses and reimbursement of expenses), or the direct or indirect owner of an interest in any Person which is a present or potential competitor, supplier or client of the Business and, to the knowledge of the Sellers, no such Person receives income from any source other than a Seller which relates to the Business.

3.22         Certain Business Practices.  Neither of the Sellers nor any director, officer, employee or agent of either Seller on behalf of such Seller has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (b) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

3.23         Customers and Vendors.

(a)           Section 3.23(a) of the Disclosure Schedule sets forth a list of each customer of the Business that has generated greater than $10,000 in revenue during the 2007 or 2008 calendar year (each, a “Material Customer”).  There are not, and have not been, any material disputes with any Material Customer.  No Material Customer has cancelled, terminated, or otherwise materially adversely altered its relationship with either Seller nor has any Material Customer of either Seller notified such Seller in writing of any intention to do so or otherwise threatened in writing to cancel, terminate or materially adversely alter its relationship with such Seller.  There has been no material reduction in the rate or amount of services provided to and paid by any Material Customer of either Seller.

(b)           Section 3.23(b) of the Disclosure Schedule sets forth a list of each vendor of the Business that has supplied to either Seller any product or service primarily relating to the Business for which it has been paid greater than $10,000 during the Sellers’ 2007 or 2008 fiscal year (each, a “Material Vendor”).  There are not any material disputes with any Material Vendor.  No Material Vendor has cancelled, terminated, or otherwise altered its relationship with either Seller nor has any current Material Vendor of either Seller notified such Seller in writing of any intention to do so or otherwise threatened in writing to cancel, terminate or materially adversely alter its relationship with such Seller.

3.24         Disclosure.  Neither this Agreement nor any other agreement, certificate or statement provided to the Buyer at Closing by or on behalf of either Seller as required by this Agreement knowingly contains any untrue statement of a material fact or knowingly omits to state a material fact necessary in order to make the statements contained therein not misleading in any material respect in light of the circumstances under which they were made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer Parties, jointly and severally, represents and warrant to the Sellers as follows:

4.1           Organization and Good Standing.  Each of ADI and the Buyer is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

4.2           Authorization; Enforceability; No Conflict.  The execution, delivery and performance by each of ADI and the Buyer of this Agreement and each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of each of ADI and the Buyer.  This Agreement has been, and each of the Transaction Documents to which each of ADI and the Buyer is a party, when executed and delivered by each of ADI and the Buyer, will be, duly and validly executed and delivered by such Party, and this Agreement constitutes, and each Transaction Document to which such Party is a party, when executed and delivered by such Party, will constitute a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Neither the execution, delivery and performance of this Agreement or the Transaction Documents to which each of ADI and the Buyer is a party, nor the consummation by each of ADI and the Buyer of the transactions contemplated hereby or thereby, nor compliance by each of ADI and the Buyer with any provision hereof or thereof will conflict with any term, condition or provision of (x) the Organizational Documents of such Party, as amended through the date hereof, (y) any Contract to which such Party is a party, or by which such Party or any of its properties, assets or rights may be bound or (z) any Law or Order applicable to such Party or any of its properties, assets or rights, in each case, which conflict would impair in any material respect or prevent the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents.

4.3           Consents.  No Approval of any Governmental Authority or any other Person on the part of each of ADI and the Buyer is required in connection with the consummation of the transactions contemplated by this Agreement, except for such Approvals which, if not obtained, would not reasonably be likely to have a material adverse effect on such Party’s ability to consummate the transactions contemplated hereby.

4.4           Litigation.  There is no Action pending, or to the actual knowledge of each of ADI and the Buyer, currently threatened against ADI or the Buyer, that questions the validity of this Agreement or any of the Transaction Documents to which either Party is a party or the right of ADI or the Buyer to enter into this Agreement or any of the Transaction Documents to which either Party is a party or to consummate the transactions contemplated hereby or thereby.

4.5           No Brokers.  Neither ADI nor the Buyer has employed any broker, finder, investment banker or other agent or incurred or will incur any Liability for any brokerage fees, commissions, finders’ fees or similar fees in connection with the transactions contemplated hereby, except that the Buyer Parties will be responsible for any fee payable to Jon Diamond.

4.6           Solvency.  ADI and Buyer are solvent and have and will have the ability to pay the Note when due.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1           Public Announcements.  Neither the Buyer Parties nor the Sellers shall issue any press releases or any announcements regarding the Transaction unless approved in writing by the other party, such approval not to be unreasonably withheld; provided, that either party may make such announcements as are required by law so long as, to the extent practicable, such party provides the other party with a reasonable opportunity to review and comment on any such announcement.

5.2           Litigation Cooperation.   If the Buyer or the Sellers or any of their respective Affiliates shall become engaged or participate in any Action relating in any way to the Acquired Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities, the other parties shall cooperate in all reasonable respects with such party in connection therewith, including, without limitation, making available to such parties, without cost, all relevant records and using its commercially reasonable efforts to make available the employees of such party or its Affiliates who are reasonably expected to be helpful with respect to such Action, provided that, to the extent practicable, such employees shall be made available in a manner so as not to interfere with their employment duties in any material respect.

5.3           Use of Names.  From and after the Closing, neither Seller shall use any names or other Trademarks included in the Acquired Assets or any derivations thereof.  Without limiting the foregoing, promptly following the Closing, MediaSentry shall change its corporate name to eliminate therefrom any name acquired by the Buyer hereunder or commence dissolution or merger proceedings into SafeNet.

5.4           Accounts Receivable/Collections.  After the Closing, the Sellers shall permit the Buyer to collect, in the name of each Seller, all accounts and notes receivable (and other rights to payments from customers of the Sellers from the operation of the Business) included in the Acquired Assets and to endorse with the name of each Seller for deposit in the Buyer’s account any checks or drafts received in payment thereof.   The Sellers shall promptly deliver to the Buyer any cash, checks or other property that either Seller may receive after the Closing in respect of any such accounts or notes receivable or other assets constituting part of the Acquired Assets.

5.5                                 Employment Matters.

(a)           The Buyer has offered, or shall contemporaneously with Closing offer, employment to the employees of the Sellers (or any of their Affiliates) listed in Section 3.19(a) of the Disclosure Schedule (except those employees indicated as working in India) on terms acceptable to the Buyer.  Any such employee accepting a position with the Buyer hereunder shall be referred to as a “Transferred Employee”.  As of the commencement of any Transferred Employee’s employment with the Buyer, such Transferred Employee’s employment with the applicable Seller (or its Affiliates) shall terminate.  Nothing herein shall restrict Sellers from terminating the employment of any employee at or after the Closing if such employee’s employment with the Buyer does not commence on the Closing Date.  The Sellers consent to the hiring of the Transferred Employees by the Buyer or any of its Affiliates and, except as assigned to the Buyer hereunder, waives in perpetuity any claims or rights arising under any non-competition, employment, assignment of inventions relating primarily to the Business or similar Contract to which any Transferred Employee is a party after the termination date of such employee’s employment by a Seller (“Termination Date”).

(b)           As promptly as practicable, but in no event later than such date as is required by Law, the Sellers shall (i) pay to each Transferred Employee all wages and other compensation earned through the Termination Date, (ii) reimburse each Transferred Employee for all reimbursable expenses incurred by him or her through the Termination Date, and (iii)  make all other payments as may be owed to each Transferred Employee either under any Contract, in accordance with any Seller policy or practice or required by applicable law, except any accrued expense in respect to such Transferred Employees.

(c)           As soon as practicable after the Closing Date, the Buyer shall, or shall cause its Affiliates to, permit each Transferred Employee to make a rollover from the Employee Benefit Plan in which such employee participated prior to the Closing Date to a 401(k) plan sponsored by the Buyer or one of its Affiliates after the Closing Date, provided the amount to be rolled over is an eligible rollover distribution as defined in Section 402(c)(4) of the Code.

5.6                                 Non-Solicitation.  For a period of twelve months from the date hereof, except as otherwise provided herein, neither party will induce any of the employees of the other party or such party’s Subsidiaries to leave their employment, or employ or otherwise contract for the services of any person who is employed by the other party prior to or on the date of Closing.  Notwithstanding anything contained in the foregoing to the contrary, each party (the “Hiring Party”) may hire or cause to be hired any person employed by the other party (the “Employer”) responding to any advertisement which is directed at a broad audience.  Notwithstanding the restrictions contained elsewhere in this paragraph, the Hiring Party may solicit for employment any employee of the Employer either (i) whose employment was terminated by the Employer or (ii) who was not employed by the Employer for at least 30 days prior to such solicitation.  Additionally, notwithstanding the terms of this Section, the Hiring Party may hire or cause to be hired any person employed by the Employer in the event of a liquidation of the Employer.

ARTICLE VI

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

6.1                                 Survival of Representations, Warranties and Covenants.  All representations and warranties contained in Articles III and IV of this Agreement or in any certificate delivered by or on behalf of either Seller or the Buyer pursuant to this Agreement shall survive the Closing for a period of fifteen (15) months and a claim against the Seller Indemnifying Parties or Buyer Indemnifying Parties may be brought under Section 6.2(a) or Section 6.3(a), as applicable, in respect to a breach of any such representation or warranty for a period of up to fifteen (15) months following the Closing Date.  For convenience of reference, the date upon which any representation or warranty shall terminate is referred to herein as the “Survival Date.”  Unless otherwise expressly set forth in this Agreement, the covenants and agreements set forth in this Agreement shall survive the Closing and a claim in respect to a breach of covenant may be brought under Section 6.2(b) or Section 6.3(b), as applicable, until the expiration of the applicable statute of limitations.

6.2                                 Indemnification of the Sellers.  From and after the Closing, the Sellers (the “Seller Indemnifying Parties”), jointly and severally, shall indemnify, defend and hold harmless the Buyer, ADI, their Subsidiaries and Affiliates, their respective successors and assigns, and the respective officers, directors, employees and agents of each of the foregoing (the “Buyer Indemnified Parties”) from and against any and all Losses of every kind, nature or description asserted against, or sustained, incurred or accrued directly or indirectly by, such Buyer Indemnified Party which arise out of or result from or as a consequence of any of the following:

(a)           the breach of any representation or warranty of any Seller Indemnifying Party contained in this Agreement, any Transaction Document or certificate delivered at Closing by any Seller Indemnifying Party pursuant to this Agreement.

(b)           the breach of or non-compliance with any agreement or covenant made by any Seller Indemnifying Party in this Agreement or in any Transaction Document;  and

(c)           any of the Excluded Liabilities.

6.3                                 Indemnification of the Buyer and ADI.  From and after the Closing, ADI and the Buyer (the “Buyer Indemnifying Parties”), jointly and severally, shall indemnify, defend and hold harmless the Sellers, their Subsidiaries and Affiliates, their respective successors and assigns, and the respective officers, directors, employees and agents of each of the foregoing (the “Seller Indemnified Parties”) from and against any and all Losses of every kind, nature or description asserted against, or sustained, incurred or accrued directly or indirectly by, such Seller Indemnified Party which arise out of or result from or as a consequence of any of the following:

(a)           the breach of any representation or warranty of any Buyer Indemnifying Party contained in this Agreement or in any Transaction Document or certificate delivered at Closing by any Buyer Indemnifying Party pursuant to this Agreement;

(b)           the breach of or non-compliance with any agreement or covenant made by any Buyer Indemnifying Party in this Agreement or in any Transaction Document; and

(c)           any Assumed Liability.

6.4                                 Limitations on Indemnification.  Subject to the provisions of Section 6.6, no indemnification shall be payable to any Indemnified Persons as a result of any Losses arising under Section 6.2 or Section 6.3 until the aggregate amount of all Losses incurred by such Indemnified Persons exceeds $50,000, and then such Indemnifying Persons shall only be liable for the amount by which the aggregate amount of all Losses exceed $50,000.  Further, except as provided in Section 6.6, the aggregate amount of Losses for which the Indemnifying Persons may be responsible under Section 6.2 or Section 6.3 shall not exceed the Purchase Price, as adjusted pursuant to Section 2.1, and in no event shall the Sellers be responsible to pay Losses, other than by way of set-off against the Note, in excess of the cash portion of the Purchase Price actually paid to them.  In addition, in no event shall the Sellers be responsible for more than one-half of any Losses arising from a misrepresentation in respect to the first sentence of Section 3.12(f) unless it is determined that Sellers knowingly made such misrepresentation.

6.5                                 Indemnification Process.

(a)           Any Buyer Indemnified Party or any Seller Indemnified Party seeking indemnification under this Article VI (an “Indemnified Person”) shall give each party from whom indemnification is being sought (each, an “Indemnifying Person”) notice of any matter, including a Third Party Claim as described below (a “Notice of Claim”), which such Indemnified Person has determined has given rise to or could give rise to a right of indemnification under this Agreement, stating the estimated amount of the loss, if known, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises as promptly as practicable after becoming aware of such matter; provided, however, that the failure so to provide such Notice of Claim will not relieve the Indemnifying Person(s) from any Liability which they may have under this Agreement or otherwise (unless and only to the extent that such failure results in the loss or compromise in any material respect of any material rights or defenses of the Indemnifying Person(s)).  Notwithstanding the foregoing, no claim shall be brought under this Article VI with respect to an event of indemnification described in Section 6.2(a) or Section 6.3(a) unless an Indemnified Person, at any time prior to the applicable Survival Date, gives the Indemnifying Person(s) a Notice of Claim with respect to such claim.  If a Notice of Claim has been given on or prior to the applicable Survival Date, the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved.

(b)           Claims for indemnification hereunder resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the following terms and conditions:

(i)            Upon receiving a Notice of a Claim involving a Third Party Claim, the Indemnifying Person shall have thirty (30) days to advise the Indemnified Person whether the Indemnifying Person accepts the defense of such claim, and the Indemnifying Person shall have no obligation to the Indemnified Person for legal fees incurred by the Indemnified Person after the date of any acceptance of the defense by the Indemnifying Person.  If the Indemnifying Person determines to accept the defense of such Third Party Claim, it shall defend such Third Party Claim with counsel of its own choice that is reasonably satisfactory to the Indemnified Person and at its own expense, provided that, the Indemnified Person shall have the right to be represented by its own counsel at its own expense, but the Indemnifying Party shall control the defense.  If the Indemnifying Person fails to undertake the defense of or settle or pay any such Third Party Claim within thirty (30) days after the Indemnified Person has given Notice of the Claim to the Indemnifying Person, then the Indemnified Person may take any and all necessary action to dispose of such claim at the Indemnifying Person’s cost.  The Indemnifying Person and the Indemnified Person shall have mutually agreed access to the other party’s employees, properties, assets, books and records relating to any Third Party Claims, and shall render to each other such assistance as may be reasonably required to ensure the adequate defense of Third Party Claims. Each party shall act reasonably and in accordance with its good faith business judgment in handling a Third Party Claim.

(ii)           The party controlling the defense of a Third Party Claim may settle such Third Party Claim on any terms which it may deem reasonable, provided that such party shall not without the other party’s prior written consent settle or compromise such proceeding, claim or demand, or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the other party of a written release from all liability in respect of such proceeding, claim or demand.

(c)           In the event that Buyer or ADI is the Indemnified Person, the Buyer Parties shall offset the amount claimed against any amount due under the Note before proceeding against Sellers to collect such amount. If the Sellers dispute the Notice of Claim or any of the alleged Losses, the amount in dispute (up to the amount owed under the Note) that would be subject to offset as set forth above shall promptly be deposited by Buyer in escrow, pending resolution of the dispute, pursuant to an escrow agreement substantially in the form attached hereto as Exhibit G with an escrow agent reasonably satisfactory to the parties, it being agreed that a money center bank will be satisfactory.

6.6           Fraud and Related Claims; Characterization of Payments.  Notwithstanding any provision of this Agreement to the contrary, nothing contained in this Agreement shall in any way limit, impair, modify or otherwise affect the rights of an Indemnified Person to bring any claim, demand, suit or cause of action otherwise available to such Indemnified Person based upon, or to seek or recover any Losses arising from or related to, nor shall any of the limitations set forth in Section 6.4 apply with respect to, the fraud of an Indemnifying Person or a willful and intentional misrepresentation under with this Agreement or any of the Transaction Documents by an Indemnifying Person.  The parties agree that any payment pursuant to an indemnification obligation under this Article VI shall be treated for Tax purposes as an adjustment to the Purchase Price.

6.7                                 Additional Indemnification Provisions.

(a)           If Losses with respect to any claim for indemnification under Section 6.2 may be covered by an insurance policy of any Indemnifying Party, at the request of an Indemnified Party and without further consideration, such Indemnifying Party shall use commercially reasonable efforts to seek and recover all payments under any such insurance policy to which such Indemnifying Party may be entitled with respect to such Losses and pay over such amounts to the applicable Indemnified Party.

(b)           The Seller Indemnifying Parties shall have no indemnity obligation with respect to any claim for Losses that are wholly or partly attributable to any voluntary act, omission, transaction or arrangement of the Buyer Parties from and after the Closing Date.

(c)           In no event shall any party have any liability pursuant to this Article VI for any consequential, special, incidental, indirect or punitive damages, lost revenue, profits or income, diminution in value, loss of business reputation or opportunity or similar items.

(d)           With respect to the indemnification obligation set forth in this Article VI;  (x) all Losses shall be calculated on an After-Tax Basis; (y) all Losses shall be net of any third-party insurance proceeds recoverable by the Indemnified Party in connection with the facts giving rise to the right of indemnification; and (z) each party shall mitigate any Losses for which that party seeks indemnification pursuant to this Article VI.  In any case where an Indemnified Party recovers from a third party any amount in respect of a matter for which an Indemnifying Party has previously indemnified it pursuant to this Article VI, the Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the amount of expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.  Upon payment in full of any such amounts recovered, the Indemnifying Party shall be subrogated to the extent of such payment to the rights of the Indemnified Party against any Person (other than an Indemnified Party) with respect to the subject matter of such claim.  Any Indemnified Party shall assign or otherwise reasonably cooperate with the Indemnifying Party to pursue any claims against, or otherwise recover amounts from, any Person liable or responsible for any Losses for which indemnification has been received pursuant to this Agreement.

6.8                                 Exclusive Remedy.  Except for (i) the availability of injunctive relief, (ii) as provided in Section 6.6, and (iii) any claim by the Sellers for payment of the Note, the Sellers and the Buyer Parties acknowledge and agree that, from and after the Closing Date, the indemnification provisions of this Article VI shall be the sole and exclusive remedies of the Sellers and Buyer Parties, respectively, for any breach of the representations or warranties in this Agreement, for any failure to perform or comply with any covenants or agreements contained herein or otherwise with respect to the subject matter of this Agreement.  In furtherance of the foregoing, except as set forth in clauses (i) through (iii) in the first sentence of this Section 6.8, each party hereto hereby waives, on behalf of itself and its Affiliates, any and all rights, claims and causes of action they may have against the other parties hereto and their Affiliates from and after the Closing Date arising under or based upon any applicable Law or otherwise, with respect to the subject matter of this Agreement except pursuant to the indemnification provisions set forth in this Article VI.

ARTICLE VII

CERTAIN DEFINITIONS; INTERPRETATION

7.1           Certain Definitions.  For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article VII:

“Action” means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, governmental or other administrative proceeding, whether at law or at equity, before or by any Court or Governmental Authority, before any arbitrator or other tribunal.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; and “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other securities, as trustee or executor, by contract or credit arrangement or otherwise.

“After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Losses, the amount of such Losses shall be determined net of the present value Tax benefit, if any, derived by the Indemnified Party as the result of sustaining such Losses, reduced by the present value Tax cost, if any, incurred by the Indemnified Party as the result of the receipt of such indemnification payment.  Such Tax consequences shall be computed assuming that the Indemnified Party is subject to taxation at the highest applicable marginal income Tax rate, and present value shall be determined using a discount factor equal to LIBOR as of the close of business on the first Business Day of the month in which the indemnification payment is to be made.

“Approval” means any license, permit, consent, approval, authorization, registration, filing, waiver, qualification or certification issued by a Governmental Authority, including all pending applications therefor or renewals thereof.

“Business Day” means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of New York.

“Code” means the Internal Revenue Code of 1986, as amended, and all Regulations promulgated thereunder.

“Contract” means any loan agreement, indenture, letter of credit (including related letter of credit applications and reimbursement obligations), mortgage, security agreement, pledge agreement, deed of trust, bond, note, guarantee, surety obligation, warranty, license, franchise, permit, power of attorney, invoice, quotation, purchase order, sales order, lease, endorsement agreement, and any other agreement, contract, instrument, obligation, offer, commitment, plan, arrangement or understanding, written or oral, express or implied, to which a Person is a party or by which any of its properties, assets or Intellectual Property may be bound or affected, in each case as amended, supplemented, waived or otherwise modified.

“Court” means any court or arbitration tribunal of any country or territory, or any state, province or other subdivision thereof.

“Employee Benefit Plans” means each written or oral employee benefit plan, scheme, program, policy, arrangement and contract (including, but not limited to, any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonuses, stock purchase, restricted stock, stock option or other equity-based arrangement, and any employment, termination, retention, bonus, change in control or severance plan, program, policy arrangement or contract) for the benefit of any current or former officer, employee or director of either Seller or any of its Affiliates that is maintained or contributed to by either Seller or any of its Affiliates, or with respect to which any of them could incur material liability under the Code or ERISA or any similar non-U.S. Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all Regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles in the United States

“Governmental Authority” means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, commission, bureau, official or entity and any court or other tribunal) or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature (including any self-regulatory organization).

 “Intellectual Property” means worldwide trademarks, service marks, trade names, Uniform Resource Locators (URLs) and Internet domain names and applications therefor (and all interest therein), designs, logos, slogans and general intangibles of like nature, together with all goodwill related to the foregoing (including any registrations and applications for any of the foregoing) (collectively, “Trademarks”); patents (including any pending applications, any registrations, patents based on applications that are continuations, continuations-in-part, divisional, reexamination, reissues, renewals of any of the foregoing and applications and patents granted on applications that claim the benefit of priority to any of the foregoing) (collectively, “Patents”); copyrights (including any registrations, applications and renewals for any of the foregoing) and other rights of authorship (collectively, “Copyrights”); trade secrets and other confidential information, know-how, proprietary technology, processes, formulae, algorithms, models, user interfaces, customer, supplier and user lists, databases, pricing and marketing information, inventions, marketing materials, inventions and trade dress (collectively, “Trade Secrets”); computer programs and other Software, macros, scripts, source code, object code, binary code, methodologies, architecture, structure, display screens, layouts, development tools, instructions and templates; published and unpublished works of authorship, including audiovisual works, databases and literary works; rights in, or associated with a person’s name, voice, signature, photograph or likeness, including rights of personality, privacy and publicity; rights of attribution and integrity and other moral rights; domain names, URLs, IP addresses, key word associations and related rights; all other proprietary, intellectual property and other rights relating to any or all of the foregoing; all copies and tangible embodiments of any or all of the foregoing (in whatever form or medium, including electronic media; and all rights to sue for and all remedies for past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the Laws of any jurisdiction

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“knowledge of the Sellers” (and similar terms and phrases) means the actual knowledge of any director or officer of either of the Sellers.

“Laws” means all laws, statutes, codes, written policies, licensing requirements, ordinances and Regulations of any Governmental Authority including all Orders having the effect of law in each such jurisdiction.

“Liabilities” means any debts, liabilities, obligations, claims, charges, damages, demands and assessments of any kind, including those with respect to any Governmental Entity, whether accrued or not, known or unknown, disclosed or undisclosed, fixed or contingent, asserted or unasserted, liquidated or unliquidated, whenever or however arising (including, those arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means any mortgage, easement, right of way, charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction or adverse claim of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership, or any other encumbrance or exception to title of any kind.

“Losses” means losses, damages, liabilities, demands, taxes, sanctions, deficiencies, assessments, judgments, costs, interest, penalties and expenses (including, without limitation, reasonable attorneys’ fees, which shall include a reasonable estimate of the allocable costs of in-house legal counsel and staff).

“Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), properties, assets, liabilities, operations, results of operations or prospects of the Business or either of the Sellers’ ability to perform its obligations as contemplated in this Agreement.

 “Order” means any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of any Court or Governmental Authority.

“Organizational Documents” means, with respect to any corporation, those instruments that at the time constitute its corporate charter as filed or recorded under the Laws of the jurisdiction of its incorporation, including the articles or certificate of incorporation, organization or association, and its by-laws or memorandum of association, in each case including all amendments thereto, as the same may have been restated and, with respect to any other entity, the equivalent organizational or governing documents of such entity.

“Party” means a party to this Agreement.

“Person” means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity.

“Personally Identifiable Information” means information that can be used to identify or contact Persons, which may include their first and last name, physical address, e-mail address and telephone number.

“Post-Closing Assigned Contract” shall be defined as provided in Section 1.7(c).

“Regulation” means any rule or regulation of any Governmental Authority.

“Sellers’ Assets” shall be defined as provided in Section 3.7.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in human readable form (such as source code programs, macros or scripts) or machine readable form (such as object code), (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) the technology supporting any Internet site(s) operated by or on behalf of the Sellers and (v) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, at least fifty percent (50%) of the stock or other equity interests in such entity.

“Survival Date”  shall have the meaning provided in Section 6.1.

“Tax Returns” means any and all returns, declarations, reports, claims for refunds and information returns or statements relating to Taxes, including all schedules or attachments thereto and including any amendment thereof, required to be filed with any Governmental Authority, including consolidated, combined and unitary tax returns.

“Taxes” means all taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any Governmental Authority, including but not limited to those on or measured by or referred to as income, franchise, profits, gross receipts, capital, ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, health insurance, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto.

“Termination Date”  shall have the meaning provided in Section 5.5(a).

“Transaction Documents” means the Note, Bill of Sale, Assignment and Assumption Agreement, the Trademark Assignments, the Seller Non-Competition Agreement, and the Transition Services Agreement.

7.2                                 Interpretation.

(a)                                  In this Agreement, unless the context otherwise requires, references:

(i)                                     to the recitals, articles, sections, exhibits or schedules are to a recital, article or section of, or exhibit or schedule to, this Agreement;

(ii)                                  to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented or replaced from time to time, and to any section of any statute or regulation are to any successor to the section;

(iii)                               to any Governmental Authority include any successor to that Governmental Authority; and

(iv)                              to this Agreement are to this Agreement and the exhibits and schedules to it, taken as a whole.

(b)                                 The table of contents and headings contained herein are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.

(c)                                  Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”

(d)                                 Whenever the words “herein” or “hereunder” are used in this Agreement, they will be deemed to refer to this Agreement as a whole and not to any specific section, unless otherwise indicated.

(e)                                  The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(f)                                    The term “$” shall mean dollars of the United States of America.

(g)                                 This Agreement is the result of negotiations between the parties hereto and shall not be deemed or construed as having been drafted by any one party; each of the parties hereto and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including the exhibits hereto, the Disclosure Schedule) and have contributed to its preparation; the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

ARTICLE VIII

MISCELLANEOUS

8.1                                 Modification or Amendment.  The parties hereto may modify or amend this Agreement by a written agreement, specifically referring to this Agreement, executed and delivered by duly authorized officers of the Sellers, the Buyer and ADI.

8.2                                 Governing Law; Waiver of Jury Trial.

(a)                                  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b)                                 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.2.

8.3                                 Consent to Jurisdiction.  Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the Courts of the State of California located in the County of Los Angeles for the purpose of any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agrees that all claims in respect to such action or proceeding shall be heard and determined exclusively in such federal court.  Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.4                                 Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by express mail or equivalent overnight courier service, prepaid, or by facsimile:

if to the Buyer to:

ARTISTdirect, Inc.

1601 Cloverfield Boulevard, Suite 400S

Santa Monica, California 90404-4082

Attention: Chief Executive Officer

Facsimile: (310) 956-3301

with a copy to (which shall not constitute notice):

TroyGould PC

1801 Century Park East, 16th Floor

Los Angeles, California 90067

Attention:  David L. Ficksman, Esq.

Fax:  (310) 789-1290

if to the Sellers to:

SafeNet, Inc.

4690 Millennium Drive

Belcamp, Md. 21017

Attention:  Kevin Hicks, Esq.

Fax: (443) 283-4046

with a copy (which shall not constitute notice) to:

Drinker Biddle & Reath LLP

1000 Westlakes Drive

Berwyn, PA 19312-2409

Attn:  Neil Haimm,Esq.

Fax: (215) 988-2757

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.  All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of express mail or overnight courier, on the next business day after the date when sent and (c) in the case of facsimile transmission, upon confirmed receipt before 5:00 p.m. EST on the date of receipt, otherwise, on the next Business Day following confirmed receipt.

8.5                                 Entire Agreement.  This Agreement (including the exhibits and schedules hereto) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. Without limiting the generality of this Section 8.5 and notwithstanding anything in this Agreement to the contrary, no party is making any representation or warranty whatsoever, oral or written, express or implied, in connection with the transactions contemplated by this Agreement and the Transaction Documents other than those set forth in Articles III and IV of this Agreement or in the Transaction Documents and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by any other party except for the representations and warranties set forth in Articles III and IV of this Agreement or in the Transaction Documents.

The parties hereto agree that, notwithstanding any access to information by any party or any right of any party to this Agreement to investigate the affairs of any other party to this Agreement, the party having such access and right to investigate shall have the right to rely fully upon the representations and warranties of the other party expressly contained in this Agreement and on the accuracy of any schedule, exhibit or other document attached hereto or referred to herein or delivered by such other party or pursuant to this Agreement.

8.6                                 No Third Party Beneficiaries.  This Agreement is not intended to confer upon any Person other than the parties hereto and the Seller Indemnified Parties and the Buyer Indemnified Parties any legal or equitable rights or remedies hereunder.

8.7                                 Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

8.8                                 Assignment.  This Agreement shall not be assignable by operation of Law or otherwise by either Seller without the consent of the Buyer.  Buyer may assign its rights hereunder to ADI on any Subsidiary of ADI.

8.9                                 Legal Counsel.  Each of the parties to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the negotiations and preparation of this Agreement and each of the other Transaction Documents to which it is a party, and in connection with the transactions contemplated hereby and thereby, with the opportunity to seek advice as to its legal rights from such counsel.  Each party hereto further represents that it is being independently advised as to the tax consequences of such transactions.

8.10                           Expenses.  Each of the parties shall bear its own fees, costs and expenses incurred in connection with this Agreement (including the preparation, negotiation and performance hereof) and the transactions contemplated hereby (including fees and disbursements of attorneys, accountants, agents, representatives and financial and other advisors) (collectively, the “Transaction Expenses”).  The Sellers and the Buyer Parties shall each pay one-half of any filing fee that is required to be paid to any Governmental Authority as a result of the sale and transfer of the Acquired Assets to the Buyer pursuant to this Agreement.

Notwithstanding the foregoing, in the event that a party institutes an Action to enforce its rights under this Agreement or any Transaction Document, the prevailing party in such Action shall be entitled to recover its reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with such Action from the losing party.

8.11                           Specific Performance.  The parties hereto acknowledge that, in view of the uniqueness of the subject matter hereof, the parties hereto may not have an adequate remedy at law for money damages if this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto may be entitled to specific enforcement of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

8.12                           Counterparts.  This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each party hereto and delivered to each other party.  Copies of executed counterparts transmitted by facsimile or other electronic transmission service shall be considered original executed counterparts for purposes of this Section 8.12, provided that receipt of copies of such counterparts is confirmed.

8.13                           Joint and Several.  The liability of the Sellers hereunder shall be joint and several and the liability of the Buyer Parties hereunder shall be joint and several.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Asset Purchase Agreement to be executed on its behalf as of the day and year first above written.

THE SELLERS:

SAFENET, INC.

By:	/s/ Chris Fedde
Name: Chris Fedde
Title: President

MEDIASENTRY, INC.

By:	/s/ Chris Fedde
Name: Chris Fedde
Title: President

THE BUYER PARTIES:

ARTISTDIRECT INC.

By:	/s/ Dimitri Villard
Name: Dimitri Villard
Title: Chief Executive Officer

MEDIADEFENDER, INC.

By:	/s/ Dimitri Villard
Name: Dimitri Villard
Title: Chief Executive Officer